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                                                                     Exhibit 23
Consent of Independent Auditors



We consent to the incorporation by reference in this Annual Report (Form 10-K) of Genuine Parts Company of our report dated February 5, 1996, included in the 1995 Annual Report to Shareholders of Genuine Parts Company.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 Number 33-30982) pertaining to the Genuine Parts Company 1988 Stock Option Plan and in the Registration Statement (Form S-8 Number 33-62512) pertaining to the Genuine Parts Company 1992 Stock Option and Incentive Plan of our report dated February 5, 1996, with respect to the consolidated financial statements of Genuine Parts Company incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 1995.




/s/ Ernst & Young LLP


Atlanta, Georgia
March 19, 1996